Exhibit 21.1

SUBSIDIARIES OF COLOR KINETICS INCORPORATED

Massachusetts	Color Kinetics Security Corporation
United Kingdom	Color Kinetics Europe Limited
The Netherlands	Color Kinetics Netherlands B.V.